                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT




                             DATED DECEMBER 6, 2002


                                     BETWEEN


                             ODIMO ACQUISITION CORP.
                                    ("BUYER")

                                       AND

                                ASHFORD.COM, INC.
                                   ("SELLER")



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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1. DEFINITIONS..................................................... 5

ARTICLE 2. PURCHASE AND SALE............................................... 9
         2.1      Purchased Assets......................................... 9
         2.2      Excluded Assets......................................... 10
         2.3      Assumed Liabilities..................................... 11
         2.4      Excluded Liabilities.................................... 11

ARTICLE 3. PURCHASE PRICE................................................. 11
         3.1      General................................................. 11
         3.2      Currency and Method of Payment.......................... 15
         3.3      Allocation of Purchase Price............................ 15

ARTICLE 4. CLOSINGS....................................................... 15
         4.1      Closing Dates........................................... 15
         4.2      Obligations of Buyer.................................... 16
         4.3      Obligations of Seller................................... 17

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER....................... 19
         5.1      Organization and Qualification.......................... 19
         5.2      Authority of Seller..................................... 19
         5.3      Material Changes to Purchased Assets.................... 20
         5.4      Taxes................................................... 20
         5.5      Title to Property....................................... 20
         5.6      Assigned Agreements..................................... 20
         5.7      Intellectual Property................................... 20
         5.8      Environmental Compliance................................ 21
         5.9      No Violation, Litigation or Regulatory Action........... 22
         5.10     Governmental Permits.................................... 22
         5.11     Inventories............................................. 22
         5.12     Revenue and Gross Profit................................ 22
         5.13     No Finder............................................... 22
         5.14     Customers............................................... 23
         5.15     Website Traffic......................................... 23

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER........................ 23
         6.1      Organization of Buyer................................... 23
         6.2      Authority of Buyer...................................... 23
         6.3      No Finder............................................... 24

ARTICLE 7. ADDITIONAL AGREEMENTS.......................................... 24
         7.1      Customer Information.................................... 24
         7.2      Taxes................................................... 24
         7.3      Use of Name............................................. 24




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         7.4      Licenses................................................ 25
         7.5      Additional Intellectual Property Assignments............ 25
         7.6      Removal of Property..................................... 26
         7.7      Further Assurances...................................... 26
         7.8      Noncompetition.......................................... 27
         7.9      Returns................................................. 27

ARTICLE 8. INDEMNIFICATION................................................ 27
         8.1      Indemnification by Seller............................... 27
         8.2      Indemnification by Buyer................................ 28
         8.3      Notice of Claims........................................ 29
         8.4      Third Person Claims..................................... 29
         8.5      Duty to Mitigate........................................ 30

ARTICLE 9. GENERAL PROVISIONS............................................. 30
         9.1      Survival of Representations and Warranties.............. 30
         9.2      Confidential Nature of Information...................... 30
         9.3      No Public Announcement.................................. 31
         9.4      Notices................................................. 31
         9.5      Successors and Assigns.................................. 32
         9.6      Access to Records After Closings........................ 32
         9.7      Entire Agreement; Amendments............................ 33
         9.8      Interpretation.......................................... 33
         9.9      Waivers................................................. 33
         9.10     Expenses................................................ 33
         9.11     Partial Validity........................................ 33
         9.12     Execution in Counterparts............................... 34
         9.13     Governing Law; Jurisdiction............................. 34
         9.14     Cost of Litigation...................................... 34
         9.15     Construction............................................ 34



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Exhibit    Description
-------    -----------

A          Form of Assignment and Assumption Agreement
B          Form of Bill of Sale
C          Form of Intellectual Property Assignments
D          Form of Assignment of Seller Domain Name
E          Form of Promissory Note
F          Form of Series D Convertible Preferred Stock Purchase Agreement
G          Form of Security Agreements
H          Form of Opinion of Counsel for Buyer
I          Form of Opinion of Counsel for Seller
J          Form of Amended and Restated Registration Rights Agreement
K          Form of Amended and Restated Stockholders' Agreement


Schedule   Description
--------   -----------

2.1(a)     Initial Assets
2.1(b)     Selected Inventory
5.15       Website Traffic
7.8        Competitors




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
                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated December 6, 2002, among Odimo Acquisition Corp., a Delaware corporation ("BUYER"), and Ashford.com, Inc., a Delaware corporation ("SELLER").

         WHEREAS, Seller is, among other things, engaged in the business of selling jewelry and luxury and premium products via the Internet;

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets, and Buyer desires to assume certain liabilities of Seller relating to Seller's Business, all on the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

         In this Agreement, the following terms have the meanings specified or referred to in this ARTICLE 1.

         1.1 "ADDITIONAL ASSETS" has the meaning assigned in SECTION 2.1(B).

         1.2 "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, is controlled by, is under common control with or controls such Person, but only as long as such control exists. For this purpose, control means ownership or voting rights over at least 50% of the outstanding voting or equity securities of the Person in question or the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract or otherwise.

         1.3 "AGREEMENT" means this Asset Purchase Agreement, including the Exhibits and Schedules annexed hereto.

         1.4 "ALLOCATION SCHEDULE" has the meaning assigned in SECTION 3.3 hereof.

         1.5 "ASSIGNED AGREEMENTS" has the meaning assigned in SECTION 5.6 hereof.

         1.6 "ASSIGNED VALUE PERCENTAGES" means the percentages, as set forth on
SCHEDULE 2.1(B), applicable to each category of Selected Inventory used to determine the purchase price for such Selected Inventory.

         1.7 "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreements, dated as of the First Closing Date, between Buyer and Seller, in the form of EXHIBIT A attached hereto.

         1.8 "ASSUMED LIABILITIES" has the meaning assigned in SECTION 2.3 hereof.



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         1.9 "BILL OF SALE" means the Bills of Sale, dated as of the First
Closing Date or the Second Closing Date, of Seller in favor of Buyer in the form of EXHIBIT B attached hereto.

         1.10 "BUYER ANCILLARY AGREEMENTS" means the Promissory Note, the Security Agreements, and all other agreements, instruments and documents being or to be executed and delivered by Buyer and/or Buyer's Parent under this Agreement or in connection herewith.

         1.11 "BUYER GROUP MEMBER" means Buyer and its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns.

         1.12 "CLAIM" means (i) any complaint, claim or demand by any third party, (ii) any action, suit, proceeding, hearing, charges or investigation, by or before any Governmental Body, arbitrator or arbitral panel, or (iii) any injunction, decree, ruling or order of any Governmental Body.

         1.13 "CLAIM NOTICE" has the meaning assigned in SECTION 8.3.

         1.14 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.15 "CONFIDENTIALITY AGREEMENT" means that certain letter agreement containing confidentiality provisions dated as of August 2, 2002, between Diamond.com, Inc. and GSI Commerce, Inc.

         1.16 "COPYRIGHTS" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

         1.17 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

         1.18 "CUSTOMER INFORMATION" has the meaning assigned in Section 2.1(a)(i)(C).

         1.19 "ENCUMBRANCE" means any lien, claim (including third party claims), charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or covenant affecting title.

         1.20 "EXCLUDED ASSETS" has the meaning assigned in SECTION 2.2.

         1.21 "EXCLUDED LIABILITIES" has the meaning assigned in SECTION 2.4.

         1.22 "EXPENSE" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

         1.23 "FIRST CLOSING" has the meaning assigned in SECTION 4.1.

         1.24 "FIRST CLOSING DATE" has the meaning assigned in Section 4.1.



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

         1.25 "GOVERNMENTAL BODY" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or other tribunal.

         1.26 "GOVERNMENTAL PERMITS" has the meaning assigned in SECTION 5.10.

         1.27 "INDEMNIFIED PARTY" has the meaning assigned in SECTION 8.3.

         1.28 "INDEMNITOR" has the meaning assigned in SECTION 8.3.

         1.29 "INITIAL ASSETS" has the meaning assigned in SECTION 2.1(A).

         1.30 "INTELLECTUAL PROPERTY" means Trademarks, trade names, service marks, service names, logos, domain names, Copyrights, and all registrations and applications therefor.

         1.31 "INTELLECTUAL PROPERTY ASSIGNMENTS" mean the assignments, dated as of the First Closing Date, of Seller in favor of Buyer, pursuant to which all of Seller's right, title and interest in all of its Intellectual Property described in the section titled "Intellectual Property on SCHEDULE 2.1(A) and all goodwill of Seller associated therewith shall be assigned to Buyer, in the forms attached hereto as Exhibits C and D.

         1.32 "INTERNET" means the system of computer networks interconnected with routers, worldwide in scope, that facilitates data communication services such as remote login, file transfer, electronic mail, and the World Wide Web, and any successor to such system.

         1.33 "IRS" means the Internal Revenue Service.

         1.34 "KNOWLEDGE OF SELLER" or phrase of similar import means the actual knowledge of the current executive officers of Seller.

         1.35 "LOSS" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, but shall not include Expenses.

         1.36 "MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, liabilities, business or financial condition of Seller (or Buyer or the Purchased Assets, as the context may require), taken as a whole.

         1.37 "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

         1.38 "PURCHASED ASSETS" has the meaning assigned in SECTION 2.1(B).

         1.39 "PURCHASED BRANDS" means the Ashford and Ashford.com brands.



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

         1.40 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

         1.41 "SECOND CLOSING" has the meaning assigned in SECTION 4.1.

         1.42 "SECOND CLOSING DATE" has the meaning assigned in SECTION 4.1.

         1.43 "SELECTED INVENTORY" means inventory set forth on SCHEDULE 2.1(B) consisting of luxury watches, designer watches, moderate watches, diamond jewelry, loose diamonds and jewelry.

         1.44 "SELLER DOMAIN NAME" means, collectively, the Internet domain names "www.ashford.com/", "www.newwatch.com", "www.newwatches.com" and "www.paris1925.com", together with the goodwill of Seller symbolized thereby.

         1.45 "SELLER ANCILLARY AGREEMENTS" means the Bill of Sale, Intellectual Property Assignments, the Assignment and Assumption Agreement and all other agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

         1.46 "SELLER GROUP MEMBER" means Seller and its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns.

         1.47 "SELLER'S BUSINESS" means the marketing and the sale of jewelry and luxury and premium products by Seller via the Internet through the website whose primary home page is identified by the URL www.ashford.com. For the avoidance of doubt, "Seller's Business" does not include Seller's Corporate Gifts Division.

         1.48 "SELLER'S CORPORATE GIFTS DIVISION" means the purchase and sale by Seller of jewelry and luxury and premium products targeted to the corporate market, whether through websites or extranets established by Seller or others.

         1.49 "SELLER'S WAREHOUSE" means Seller's inventory storage facility located at 3800 Buffalo Speedway, Houston, Texas 77098.

         1.50 "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

         1.51 "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         1.52 "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered (including any rights to such trademarks, service marks, logos, trade dress and trade names), pending applications to register the foregoing, and all goodwill of Seller associated therewith.

                                   ARTICLE 2.
                               PURCHASE AND SALE

         2.1 PURCHASED ASSETS.

                  (a) Upon the terms and subject to the conditions of this Agreement, on the First Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller free and clear of all Encumbrances (except for liabilities which Buyer assumes herein or as otherwise provided herein), the following assets of Seller (herein collectively called the "INITIAL ASSETS"):

                           (i) all of the assets (including goodwill) listed on
SCHEDULE 2.1(A) attached hereto, consisting of the following:

                                    (A) the names, mailing addresses, telephone
numbers, e-mail and billing addresses, order information and order processing information, data, paper and electronic files regarding customers provided by or obtained from customers of Seller's Business ("Customer Information");

                                    (B) the names, addresses, telephone numbers
and contact information of suppliers and vendors of Seller's Business; and

                                    (C) the images and descriptions of the
products offered for sale in connection with Seller's Business which were created by Seller and are in Seller's possession.

                           (ii) all Intellectual Property owned by Seller which
is used exclusively in Seller's Business, including such Intellectual Property listed on SCHEDULE 2.1(A);

                           (iii) those leases, contracts and other agreements
detailed and listed separately on SCHEDULE 2.1(A), to the extent assignable and assumed by Buyer herein or pursuant to the Assignment and Assumption Agreement;

                           (iv) the Seller Domain Name, any other Internet
domain names owned by Seller which include the Purchased Brands and, to the extent assignable, all of Seller's interest in and to all telephone, telex and telephone facsimile numbers, and other directory listings used by Seller in connection with Seller's Business; and

                           (v) true, correct and materially complete copies of
all books and records of Seller reasonably requested by Buyer relating to the Initial Assets, it being understood that except where original documents are necessary to transfer title to the Initial Assets to Buyer, Seller may provide copies to Buyer and retain the originals; provided that whenever Seller has provided original documents to Buyer, Buyer shall be entitled to retain copies of such documents and, provided further, that each of Seller and Buyer agrees to provide the other with access to the original documents described above if such party has a reasonable requirement therefore.

                  (b) Upon the terms and subject to the conditions of this Agreement, on the Second Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller free and clear of all Encumbrances (except for liabilities which Buyer assumes herein or as otherwise provided herein), the following assets of Seller (herein collectively called the "ADDITIONAL ASSETS" and collectively with the Initial Assets, the "Purchased Assets"):

                           (i) all of the Selected Inventory of Seller related
to Seller's Business which, along with its cost (as determined using Seller's actual cost for such Selected Inventory set forth on SCHEDULE 2.1(B)) and its Assigned Value Percentages, is listed on SCHEDULE 2.1(B), plus other Selected Inventory related to Seller's Business which is mutually agreed upon by Buyer and Seller, less Selected Inventory listed on SCHEDULE 2.1(B) which was sold by Seller prior to the Second Closing Date and/or is not located at Seller's Warehouse on the Second Closing Date; and

                           (ii) packing and packaging materials related to
Seller's Business listed on SCHEDULE 2.1(B) which were not used by Seller prior to the Second Closing Date.

         2.2 EXCLUDED ASSETS. The Purchased Assets shall not include any assets not set forth in SECTION 2.1, including but not limited to the following (herein referred to as the "EXCLUDED ASSETS"):

                  (a) all cash, bank deposits and cash equivalents;

                  (b) all inventory, property, plant and equipment and other assets related to Seller's Business and Seller's Corporate Gifts Division, other than inventory set forth on SCHEDULE 2.1(B);

                  (c) all agreements related to Seller's Corporate Gifts
Division;

                  (d) all of Seller's contracts of insurance;

                  (e) all corporate minute books, stock transfer books and corporate seals of Seller;

                  (f) all outstanding accounts receivable of Seller;

                  (g) all insurance and other similar claims for matters arising prior to or in any way related to acts occurring prior to the First Closing to the extent related to the Initial Assets and all insurance and other similar claims for matters arising prior to the Second Closing to the extent related to the ADDITIONAL Assets;

                  (h) all refunds of any Tax due Seller;




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                  (i) any rights which accrue or will accrue to Seller under this Agreement or the transactions contemplated hereby.

         2.3 ASSUMED LIABILITIES.

                  (a) On the First Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge the following (and only the following) obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

                           (i) all liabilities in respect of Taxes for which
Buyer is liable pursuant to SECTION 7.2.

                  (b) On the Second Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge the following (and only the following) obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

                           (i) all liabilities and obligations of Seller
relating to any guarantees or warranties provided to customers relating to products sold by Seller prior to the Second Closing in bona fine third party transactions.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the "ASSUMED LIABILITIES."

         2.4 EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly and specifically assumed by Buyer as an Assumed Liability, including, without limitation, any liabilities related to or arising from credit card fraud or chargebacks (all such liabilities and obligations not being assumed being herein called the "EXCLUDED LIABILITIES").

                                   ARTICLE 3.
                                 PURCHASE PRICE

         3.1 GENERAL. The purchase price for the Purchased Assets shall consist of the following:

                  (a) FIRST CLOSING PAYMENT. On the First Closing Date, Buyer will make a non-refundable payment (the "First Closing Payment") to Seller in an amount equal to Five Hundred Thousand Dollars ($500,000).

                  (b) PROMISSORY NOTE. On the First Closing Date, Buyer will issue to Seller a secured subordinated promissory note (the "Promissory Note") in the form attached hereto as EXHIBIT E in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000).

                  (c) PREFERRED STOCK. On the First Closing Date, Buyer will cause Odimo Incorporated ("BUYER'S PARENT") to issue to Seller 15,596,183 shares of Series D preferred stock, par value $0.001 per share, of Buyer's Parent ("Odimo Preferred Stock") and a warrant to purchase an aggregate of 2,676,303 shares of Odimo Preferred Stock, pursuant to the Series D Convertible Preferred Stock Purchase Agreement in the form attached hereto as EXHIBIT F.

                  (d) EBITDA PAYMENT. Effective as of the First Closing Date, Seller shall be entitled to receive the "EBITDA Payment" (as defined below), payable as set forth below:

                           (i) If the EBITDA (as defined below) of Buyer's
Parent during any or all of the five (5) consecutive annual periods commencing January 1, 2003 (each, an "EBITDA PERIOD") is a positive amount, then the EBITDA Payment shall be equal to ten percent (10%) of the EBITDA of Buyer's Parent for such year, up to a maximum aggregate EBITDA Payment of Two Million Dollars ($2,000,000). Notwithstanding the foregoing, if Buyer's Parent undergoes a Change of Control (as defined below), then, at Seller's option, Buyer will pay Seller, in lieu of the EBITDA Payment for any EBITDA Periods ending after such Change of Control, an amount equal to the product of (A) the EBITDA Payment for the EBITDA Period immediately preceding such Change of Control, and (B) the number of remaining EBITDA Periods ending after such Change of Control; provided, however, all EBITDA Payments hereunder shall not exceed Two Million Dollars ($2,000,000) in the aggregate. For purposes of this Agreement, "CHANGE OF CONTROL" shall mean, with respect to a Person: (A) the acquisition of all or substantially all of the assets of such Person, or (B) another Person becoming the beneficial owner (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934) of 50% or more of the outstanding stock of such Person.

                           (ii) "EBITDA" means consolidated net income
(including for any such Person, the net income of such Person's consolidated subsidiaries), calculated in accordance with generally accepted accounting principles applied in a manner consistent with Buyer's past practices, subject to the following adjustments: EBITDA shall exclude any and all (A) income taxes,
(B) interest income and expense, (C) depreciation expense, (D) amortization expense, (E) other non-cash expenses, including stock-based compensation, and
(F) amounts payable by Buyer pursuant to Section 8.2 of this Agreement.

                           (iii) Until the earlier of (A) such time as Buyer has
paid Seller the maximum aggregate EBITDA Payment payable hereunder, and (B) December 31, 2007, Buyer will operate all aspects of its business in a manner which is consistent with its prior practices and Buyer will not enter into any transactions with its Affiliates, with its directors or officers, or with the directors or officers of its Affiliates, unless the terms of any such transactions are fair and reasonable and are no less favorable to Buyer than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

                           (iv) Not later than March 31 of each year beginning
March 31, 2004 and ending on the earlier of (A) such time as Buyer has paid Seller the maximum aggregate EBITDA Payment payable hereunder, and (B) March 31, 2008, Buyer shall deliver to Seller a report (the "EBITDA REPORT"), certified by Buyer's Parent's chief financial officer, setting forth the EBITDA of Buyer's Parent for the annual period ending December 31 of the prior year. Such report shall be accompanied by the EBITDA Payment, if any, for such annual period, as determined by Buyer.

                           (v) Following the delivery of the EBITDA Report,
Buyer shall promptly provide Seller with any and all reasonably requested reports, books and other documents related to the determination of the EBITDA of Buyer's Parent. If Seller objects to any matter set forth in the EBITDA Report, the parties will work together in good faith to resolve any such matters. If the parties are able to resolve such matters, Buyer will deliver to Seller within five (5) days after such agreement an amount equal to the difference between the EBITDA Payment initially determined by Buyer and the EBITDA Payment agreed upon by the parties. If the parties are not able to resolve such matters, Seller may audit the books and records of Buyer's Parent as set forth in Section 3.1(d)(vi) and/or submit any such disputed matters to the Arbitrating Firm (as defined below) as set forth in Section 3.1(d)(vii).

                           (vi) Buyer will ensure that Buyer's Parent will, upon
at least twenty (20) days prior written request by Seller, allow Seller, or a representative of Seller, to audit such books and records of Buyer's Parent at Buyer's Parent's premises to the extent necessary to verify the determination of the EBITDA of Buyer's Parent; provided, however, that any such audit must be conducted during normal business hours and in a manner designed to not unreasonably interfere with Buyer's Parent's ordinary business operations. Buyer will ensure that Buyer's Parent will cooperate with Seller and its representatives in the conduct of any such audit. Seller shall bear its own cost of any such audit; provided, however, that if any audit of Buyer's Parent's books and records reveals that Buyer has failed to pay any amount owing to Seller and such amount exceeds ten percent (10%) of the amount actually paid to Seller for such period, Buyer shall, in addition to paying Seller such past due amount (which shall be payable by Buyer without reference to the 10% threshold), reimburse Seller for its reasonable expenses incurred in conducting such audit.

                           (vi) In the event Buyer and Seller are unable to
agree upon any matter set forth in the EBITDA Report, then Seller may submit its disputed matters that are then unresolved to a national accounting firm acceptable to both Buyer and Seller (which shall be one of the "big four" national accounting firms, but shall not be the accounting firm retained to audit or review the books and records of either Buyer's Parent or Seller (the "ARBITRATING FIRM")). The Arbitrating Firm shall be directed by Buyer and Seller to resolve the unresolved matters as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The EBITDA Report, after giving effect to any resolution of disputed matters by the Arbitrating Firm pursuant to this SECTION 3.1(D), shall be final and binding on the parties for purposes of this Agreement, and Buyer will deliver the EBITDA Payment to Seller within five (5) days after the determination of the final and binding EBITDA Report. The fees and expenses of the Arbitrating Firm shall be paid 50% by Buyer and 50% by Seller and each party shall bear its own expenses with respect to such arbitration.

                  (e) SECOND CLOSING PAYMENT. Not later than 12:00 noon (ET) on the Second Closing Date, Buyer will pay Seller an amount (the "Second Closing Payment") equal to the following: (w) the Inventory Valuation (as defined below) set forth on the initial Inventory Report (as defined below) provided by Buyer to Seller on December 26, 2002 pursuant to SECTION 3.1(E)(I), plus (x) One Hundred Thousand Dollars ($100,000) to partially offset Seller's costs incurred in connection with the return of products sold by Seller prior to the Second Closing, plus (y) One Hundred Thousand Dollars ($100,000) for packing and packaging materials, less (z) the First Closing Payment. If the final and binding Inventory Valuation (as determined in accordance with this SECTION 3.1(E)) is greater than the Inventory Valuation set forth on the initial Inventory Report provided by Buyer to Seller on December 26, 2002 pursuant to SECTION 3.1(E)(I), then Buyer will pay Seller an amount equal to the difference between such Inventory Valuations within five (5) business days following the determination of the final and binding Inventory Valuation.

                           (i) On December 23, 2002, Seller shall provide Buyer
with a current list of the Selected Inventory of Seller's Business. Commencing December 23, 2002, representatives selected and compensated separately by each of Buyer and Seller shall commence a joint physical count at Seller's Warehouse to determine the Selected Inventory included in the Additional Assets. To the extent both Seller and Buyer request a third party to conduct such inventory count for their joint benefit, such expenses shall be shared equally. Not later than December 26, 2002 at 5:00 pm (ET), Buyer shall deliver to Seller a report (the "INVENTORY REPORT") setting forth the results, as determined by Buyer in good faith, of the physical count of the Selected Inventory included in the ADDITIONAL Assets and a valuation (the "INVENTORY VALUATION") of the Selected Inventory included in the Additional Assets (as determined by obtaining the product of (A) Seller's actual cost for each item of Selected Inventory, including applicable transportation fees to Seller's Warehouse, and (B) the Assigned Value Percentages set forth on SCHEDULE 2.1(B) applicable to the category of Selected Inventory for each such item of Selected Inventory).

                           (ii) Promptly following receipt of the Inventory
Report, Seller may review the same and, within five (5) days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to the Inventory Report and/or the Inventory Valuation, together with a summary of the reasons therefor and adjustments which, in its view, are necessary to eliminate such objections. In the event that Seller does not object within such five (5) day period, the Inventory Report and the Inventory Valuation shall be final and binding on the parties for purposes of this Agreement.

                           (iii) In the event Seller objects within such five
(5) day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement any differences as to the Inventory Report and/or Inventory Valuation, as the case may be, and, in the event Buyer and Seller so resolve any such differences, the Inventory Report and/or the Inventory Valuation, as the case may be, as so resolved shall be final and binding on the parties for purposes of this Agreement.

                           (iv) In the event any objections raised by the Seller
are not resolved between the parties within fifteen (15) days after the Seller's receipt of the Inventory Report, then the Seller shall submit the objections that are then unresolved to the Arbitrating Firm. The Arbitrating Firm shall be directed by Buyer and Seller to resolve the unresolved objections as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The Inventory Report and the Inventory Valuation, after giving effect to any resolution of disputed matters by the Arbitrating Firm pursuant to this SECTION 3.1(E), shall be final and binding on the parties for purposes of this Agreement.

                           (v) Buyer and Seller shall promptly make available to
each other and to the Arbitrating Firm, if applicable, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the respective determinations made by the parties. The fees and expenses of the Arbitrating Firm shall be paid 50% by Buyer and 50% by Seller and each party shall bear its own expenses with respect to such arbitration.

         3.2 CURRENCY AND METHOD OF PAYMENT. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows unless otherwise agreed by both the payor and the payee: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $50,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (d) any payment not exceeding $50,000 may be made by ordinary check.

         3.3 ALLOCATION OF PURCHASE PRICE. Promptly following the Second Closing Date, Buyer and Seller shall use reasonable efforts to agree on a schedule (the "ALLOCATION SCHEDULE") of the relative fair market value of the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyer and Seller shall timely file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule to the extent agreed. Buyer and Seller shall provide the other promptly with any other information required to complete Form 8594.

                                   ARTICLE 4.
                                    CLOSINGS

         4.1 CLOSING DATES. The closing of the transfer of the Initial Assets from Seller to Buyer (the "FIRST CLOSING") shall take place at the offices of Seller, 1075 First Avenue, King of Prussia, PA 19406 at 10:00 a.m. on December 6, 2002, or at such other time and place as Buyer and Seller mutually agree; provided, however, that if acceptable to Buyer and Seller, such First Closing may be effected by facsimile transmission of executed copies of the documents delivered at such First Closing and payment of the purchase price specified in
ARTICLE 3 and by sending original copies of the documents delivered at such First Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties by the third business day following such First Closing. The date on which the First Closing is actually held is sometimes referred to herein as the "FIRST CLOSING DATE." The closing of the transfer of the ADDITIONAL Assets from Seller to Buyer (the "SECOND CLOSING") shall take place at the offices of Seller, 1075 First Avenue, King of Prussia, PA 19406 at 10:00 a.m. on December 27, 2002, or at such other time and place as Buyer and Seller mutually agree; provided, however, that if acceptable to Buyer and Seller, such Second Closing may be effected by facsimile transmission of executed copies of the documents delivered at such Second Closing and payment of the purchase price specified in ARTICLE 3 and by sending original copies of the documents delivered at such Second Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties by the third business day following such Second Closing. The date on which the Second Closing is actually held is sometimes referred to herein as the "SECOND CLOSING DATE."

         4.2 OBLIGATIONS OF BUYER.

                  (a) At the First Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                           (i) FIRST CLOSING PAYMENT. The First Closing Payment
in the amount set forth in SECTION 3.1(A).

                           (ii) PROMISSORY NOTE. The Promissory Note in the form
attached hereto as EXHIBIT E, duly executed by Buyer as of the First Closing
Date.

                           (iii) SECURITY AGREEMENTS. The Security Agreement and
the Patents, Trademarks, Copyrights, and Licenses Security Agreement, each in the form attached hereto as EXHIBIT G, duly executed by Buyer and Buyer's Parent as of the First Closing Date.

                           (iv) UCC-FINANCING STATEMENTS. UCC-1 Financing
Statements, duly executed by Buyer as of the First Closing Date.

                           (v) PREFERRED STOCK. A stock certificate representing
15,596,183 shares of Odimo Preferred Stock and a warrant to purchase an aggregate of 2,76,303 shares of Odimo Preferred Stock issued to Seller pursuant to the Series D Convertible Preferred Stock Purchase Agreement in the form attached hereto as EXHIBIT F.

                           (vi) AMENDED AND RESTATED REGISTRATION RIGHTS
AGREEMENT. The Amended and Restated Registration Rights Agreement in the form attached hereto as EXHIBIT J, duly executed as of the First Closing Date by Buyer's Parent and the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of Buyer's Parent.

                           (vii) AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT.
The Amended and Restated Stockholders' Agreement in the form attached hereto as EXHIBIT K, duly executed as of the First Closing Date by Buyer's Parent and the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of Buyer's Parent.

                           (viii) BUYER FINANCING. Evidence that Buyer has
completed the debt financing necessary to permit Buyer to purchase Seller's Business hereunder and to operate Buyer's business going forward after such acquisition, together with copies of all agreements and documents related thereto.

                           (ix) ASSIGNMENT AND ASSUMPTION AGREEMENT. The
Assignment and Assumption Agreement in the form attached hereto as EXHIBIT A, duly executed by Buyer as of the First Closing Date.

                           (x) CONSENTS. All required consents, waivers or
approvals with respect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, including the issuance of Odimo Preferred Stock and the issuance of the warrant to purchase Odimo Preferred Stock.

                           (xi) GOOD STANDING CERTIFICATE. Certificate of good
standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware.

                           (xii) CERTIFICATE OF INCORPORATION. A copy of Buyer's
certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware.

                           (xiii) SECRETARY'S CERTIFICATE. A certificate of the
secretary or an assistant secretary of Buyer, dated as of the First Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreements.

                           (xiv) LEGAL OPINION. An opinion of counsel to Buyer
substantially in the form attached hereto as EXHIBIT H.

                           (xv) OTHER DOCUMENTS. All other agreements,
certificates, instruments, opinions and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

                  (b) At the Second Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                           (i) SECOND CLOSING PAYMENT. The Second Closing
Payment in the amount set forth in SECTION 3.1(E), which payment must be received by Seller not later than 12:00 noon (ET) on the Second Closing Date.

                           (ii) OTHER DOCUMENTS. All other agreements,
certificates, instruments, opinions and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

         4.3      OBLIGATIONS OF SELLER.

                  (a) At the First Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                           (i) BILL OF SALE. The Bill of Sale for the Initial
Assets in the form attached hereto as EXHIBIT B, duly executed by Seller as of the First Closing Date.

                           (ii) ASSIGNMENT AND ASSUMPTION AGREEMENT. The
Assignment and Assumption Agreement in the form attached hereto as EXHIBIT A, duly executed by Seller as of the First Closing Date.

                           (iii) INTELLECTUAL PROPERTY ASSIGNMENTS. The
Intellectual Property Assignments in the form attached hereto as EXHIBIT C, duly executed by Seller as of the First Closing Date.

                           (iv) ASSIGNMENT OF SELLER DOMAIN NAME. The Assignment
of Seller Domain Name in the form attached hereto as EXHIBIT D, duly executed by Seller as of the First Closing Date

                           (v) CONSENTS. All required consents, waivers or
approvals.

                           (vi) GOOD STANDING CERTIFICATE. Certificate of good
standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware.

                           (vii) CERTIFICATE OF INCORPORATION. A copy of
Seller's certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware.

                           (viii) SECRETARY'S CERTIFICATE. A certificate of the
secretary or an assistant secretary of Seller, dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Seller Ancillary Agreements.

                           (ix) LEGAL OPINION. An opinion of counsel to Seller
substantially in the form attached hereto as EXHIBIT I.

                           (x) OTHER DOCUMENTS. All other agreements,
certificates, instruments, opinions and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Initial Assets.

                  (b) At the Second Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                           (i) BILL OF SALE. The Bill of Sale for the Additional
Assets in the form attached hereto as EXHIBIT B, duly executed by Seller as of the Second Closing Date.

                           (ii) OTHER DOCUMENTS. All other agreements,
certificates, instruments, opinions and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Additional Assets, including, without limitation, all manufacturer's warranties (to the extent transferable), instructions and other literature in Seller's possession which were provided to Seller by the manufacturers of the Selected Inventory included in the Additional Assets.

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer and agrees as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate power and authority to own or lease and to operate and use the Purchased Assets. True and complete copies of the certificate of incorporation, as amended, and of the bylaws, as amended, of Seller have been delivered to Buyer.

         5.2 AUTHORITY OF SELLER.

                  (a) Seller has all corporate power and authority necessary to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller's board of directors and its stockholder. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity.

                  (b) Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                           (i) conflict with, result in a breach of, or
constitute a default under, or result in an acceleration, termination or cancellation or a loss of material rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (A) the certificate of incorporation or bylaws of Seller, (B) any Assigned Agreement,
(C) any other material note, instrument, agreement, lease, license, permit or other authorization to which Seller is a party relating to the Purchased Assets or to which any of the Purchased Assets is subject or by which Seller is bound relating to the Purchased Assets, (D) any Court Order to which Seller is a party relating to the Purchased Assets or to which any of the Purchased Assets is subject or by which Seller is bound relating to the Purchased Assets, or (E) any Requirements of Laws affecting Seller relating to the Purchased Assets or the Purchased Assets, in each case which would have a Material Adverse Effect on the Purchased Assets or on the consummation of the transactions contemplated hereby; or

                           (ii) except as contemplated herein require the
approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person, except for approvals, consents, authorizations or acts, the failure of which to be obtained or to do would not have a Material Adverse Effect on the Purchased Assets or on the consummation of the transactions contemplated hereby.

         5.3 MATERIAL CHANGES TO PURCHASED ASSETS. From September 16, 2002 to the date of this Agreement, there has not been any damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets which would have a Material Adverse Effect on the Purchased Assets.

         5.4 TAXES. Seller has, in respect of the Purchased Assets, filed all material Tax Returns which are required to be filed and has paid all material Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, except for Taxes being contested in good faith by Seller.

         5.5 TITLE TO PROPERTY. Seller has good title to all of the Purchased Assets, free and clear of all Encumbrances, except as provided herein. Upon delivery of the instruments of transfer contemplated by SECTION 4.3, Seller will thereby transfer to Buyer good and valid title to the Purchased Assets, subject to no Encumbrances, except as provided herein.

         5.6 ASSIGNED AGREEMENTS. With respect to each lease, contract and other agreement assigned to Seller and assumed by Buyer pursuant to SECTIONS 2.1 and
2.3 (an "Assigned Agreement"), such Assigned Agreement is valid and subsisting, Seller has paid all amounts due and payable under all such Assigned Agreements and there exists no material default on the part of Seller and may be transferred to Buyer pursuant to this Agreement. Complete and correct copies of each of the Assigned Agreements listed on SCHEDULE 2.1(A) have heretofore been delivered to Buyer by Seller.

         5.7 INTELLECTUAL PROPERTY.

                  (a) The section titled "Intellectual Property" on SCHEDULE 2.1(A) sets forth a list of all Intellectual Property included in the Initial Assets. Neither Seller nor its Affiliates have entered into any material agreements, whether oral or written, by which any Person shall have the right to use, license, sublicense or otherwise exploit for value after the Second Closing Date any of the Intellectual Property included in the Initial Assets.

                  (b) Seller owns the entire right, title and interest in and to the Intellectual Property set forth in the section titled "Intellectual Property" on SCHEDULE 2.1(A) free and clear of any Encumbrance, except as provided herein.

                  (c) All United States registrations for Intellectual Property set forth in the section titled "Intellectual Property" on SCHEDULE 2.1(A) and owned by Seller are in good standing and in force, and all United States applications to register any unregistered Intellectual Property set forth in the section titled "Intellectual Property" on SCHEDULE 2.1(A) are pending and in good standing, to the knowledge of Seller, all without material challenge of any kind.

                  (d) Seller has the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by Seller and included in the Initial Assets, and to the knowledge of Seller, there is no basis for any such action the absence of which would have a Material Adverse Effect on the Purchased Assets.

                  (e) To the knowledge of Seller, Seller is not infringing on the rights of any third parties and no claim of any material infringement of any Intellectual Property right of any other Person has been made or asserted within the last year in respect of the operations of Seller's Business or the Initial Assets.

                  (f) After the First Closing Date, Seller shall only utilize the Intellectual Property included in the Initial Assets as provided in SECTION
7.4 of this Agreement. On and after the First Closing Date, Buyer may cause to be filed in all applicable governmental or quasi governmental offices, any required instruments to assign to Buyer any Intellectual Property included in the Initial Assets as set forth herein and Seller shall cooperate with Buyer in connection therewith as set forth in SECTION 7.5 of this Agreement.

         5.8 ENVIRONMENTAL COMPLIANCE.

                  (a) To the knowledge of Seller, neither Seller with respect to the Purchased Assets nor the Purchased Assets are in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws"), except where such violation would not have a Material Adverse Effect on the Purchased Assets.

                  (b) Seller has not received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that Seller has violated any Environmental Law with respect to the Purchased Assets, except where such violation would not have a Material Adverse Effect on the Purchased Assets.

                  (c) To the knowledge of Seller, the execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of the Purchased Assets, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. To the knowledge of Seller, there have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the Purchased Assets.

For purposes of this SECTION 5.8, "HAZARDOUS MATERIAL" shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

         5.9 NO VIOLATION, LITIGATION OR REGULATORY ACTION.

                  (a) The Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders, except where such non-compliance would not have a Material Adverse Effect on the Purchased Assets.

                  (b) Seller has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets, except where such non-compliance would not have a Material Adverse Effect on the Purchased Assets.

                  (c) There are no lawsuits, claims, suits, proceedings or investigations pending, or threatened against Seller of which Seller has received written notice, in respect of the Purchased Assets, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets, except in each case where such lawsuits or proceedings would not have a Material Adverse Effect on the Purchased Assets.

                  (d) There is no action, suit or proceeding pending against Seller or any of its Affiliates or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

         5.10 GOVERNMENTAL PERMITS.

                  (a) Seller owns, holds or possesses all licenses, permits, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets (herein collectively called "Governmental Permits"), except where the failure to own, hold or possess the Governmental Permits would not have a Material Adverse Effect on the Purchased Assets. To the extent assignable, the Governmental Permits are being assigned to Buyer pursuant to the Assignment and Assumption Agreement.

                  (b) Seller has received no notice claiming that it has breached or defaulted under any Governmental Permit and no notice of cancellation or of any dispute concerning any Governmental Permit.

         5.11 INVENTORIES. The inventories included in the Additional Assets were ordered in the ordinary course from Seller's suppliers in arm's length third party transactions. All inventories included in the Additional Assets are located as of the Second Closing Date at Seller's Warehouse, or are in transit thereto. A true, complete and accurate list of the Selected Inventory of Seller's Business as of September 16, 2002 is attached as SCHEDULE 2.1(B).

         5.12 REVENUE AND GROSS PROFIT. For the period beginning March 14, 2002 and ending October 26, 2002, the net revenue and gross profit of Seller's Business was $9,298,204 and $2,588,027, respectively.

         5.13 NO FINDER. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         5.14 CUSTOMERS. The Customer Information included in the Initial Assets sets forth all of the Customer Information collected and retained by Seller in connection with Seller's Business.

         5.15 WEBSITE TRAFFIC. The information related to website traffic statistics attached at SCHEDULE 5.15 is accurate in all material respects.

                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and agrees as follows:

         6.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

         6.2 AUTHORITY OF BUYER.

                  (a) Buyer has all corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                           (i) conflict with, result in a breach of, constitute
a default under, or result in an acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or bylaws of Buyer,
(B) any material note, instrument, agreement, lease, license, permit or other authorization to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer, in each case which would have a Material Adverse Effect on Buyer or its business; or

                           (ii) except as contemplated herein, require the
approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for approvals, consents, authorizations or acts, the failure of which to be obtained or to do would not have a Material Adverse Effect on Buyer or its business or on the consummation of the transactions contemplated hereby.

                  (c) The Odimo Preferred Stock, when issued and delivered to Seller in accordance with the terms of this Agreement, the terms of the warrant to purchase Odimo Preferred Stock and the Series D Convertible Preferred Stock Purchase Agreement, will be duly and validly authorized and issued, fully paid, and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

         6.3 NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                   ARTICLE 7.
                             ADDITIONAL AGREEMENTS

         7.1 CUSTOMER INFORMATION. Buyer agrees that from and after the First Closing Date, the Customer Information included in the Initial Assets will only by used by Buyer and its Affiliates in connection with the operation of a website branded with the Purchased Brands and strictly in accordance with the terms of the privacy policy under which such Customer Information was obtained from or provided by customers of Seller's Business, unless and until Buyer specifically advises such customers in writing or by e-mail that Buyer and/or its Affiliates intend to use such Customer Information in connection with another website and/or in a manner not contemplated by the privacy policy under which such information was obtained from or provided by customers and obtains the consent of such customers to use such information as contemplated by Buyer and its Affiliates.

         7.2 TAXES.

                  (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to (i) Seller's Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending prior to the First Closing Date, and (ii) the Additional Assets attributable to periods (or portions thereof) ending prior to the Second Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to (y) Seller's Business and the Initial Assets attributable to periods (or portions thereof) beginning on the First Closing Date, and (z) the Additional Assets attributable to periods (or portions thereof) beginning on the Second Closing Date.

                  (b) Notwithstanding SECTION 7.2(A), any sales Tax, use Tax, transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets (but excluding income or capital gains tax) shall be paid by Buyer. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

         7.3 USE OF NAME. Seller recognizes that the Purchased Assets include the Trademark and trade names in the Purchased Brands, and Seller will, within 60 days of the Second Closing Date, adopt an amendment to its certificate of incorporation adopting a new corporate name not including the Purchased Brands, variations thereof or any names confusingly similar thereto. Between the Second Closing Date and the day on which such new name is adopted, Seller may use its existing name in order to collect then existing accounts receivable. Seller may continue to use its then existing stock of company checks for a reasonable period of time notwithstanding the fact that such checks bear the Purchased Brands' names.

         7.4 LICENSES.

                  (a) Buyer hereby grants to Seller, during the License Term (as defined below), a worldwide, non-exclusive, non-transferable, royalty-free license to use the Trademarks included in the Purchased Assets in connection with Seller's Corporate Gifts Division; provided, however, that Seller will only use such Trademarks in conformance with the reasonable use guidelines of Buyer, as they may be adopted and/or amended from time to time and communicated to Seller. For purposes of this Agreement, "LICENSE TERM" means the period commencing on the First Closing Date and ending three (3) months thereafter.

                  (b) Buyer hereby grants to Seller, during the Second License Term (as defined below), a worldwide, non-exclusive, non-transferable, royalty-free license to use (i) the Intellectual Property included in the Purchased Assets, (ii) the Customer Information included in the Purchased Assets, (iii) the images and descriptions of products included in the Purchased Assets, and (iv) the Internet domain names, telephone, telex and telephone facsimile numbers, and other directory listings included in the Purchased Assets (collectively, the "Licensed Assets"), in connection with the operation of a website branded with the Purchased Brands. For purposes of this Agreement, "SECOND LICENSE TERM" means the period commencing on the First Closing Date and ending on the earlier of (y) the Second Closing Date, and (z) December 27, 2002. The parties acknowledge and agree that during the Second License Term (I) Seller shall operate a website which is branded with the Purchased Brands and whose primary home page is identified by the URL www.ashford.com, (II) Seller shall operate such website in a professional, courteous and business-like manner,
(III) Seller shall provide customer service to customers of such website in a manner generally comparable to the customer service provided to the customers of the websites operated by the wholly-owned subsidiaries of GSI Commerce, Inc.,
(IV) Seller will be the seller of all products and services sold through such website, and (V) all revenues from the sale of such products and/or services through such website will be Seller's revenues.

                  (c) From and after the First Closing Date, all goodwill arising out of any use of any of the Trademarks included in the Purchased Assets and the Licensed Assets by, through or under Seller will inure solely to the benefit of Buyer. Seller will not use such Trademarks or Licensed Assets in a manner that disparages Buyer or portrays Buyer in a false, competitively adverse or poor light. Seller will not knowingly take any action that diminishes the value of such Trademarks or Licensed Assets.

         7.5 ADDITIONAL INTELLECTUAL PROPERTY ASSIGNMENTS. From time to time after the First Closing, Seller shall, at Buyer's expense, prepare all Intellectual Property Assignments necessary to effect the sale and assignment of the Copyrights and Trademarks registered in the jurisdictions listed in the section titled "Intellectual Property" on SCHEDULE 2.1(A) (except to the extent such Intellectual Property Assignments are otherwise executed and delivered by Seller to Buyer at the First Closing). Such Intellectual Property Assignments shall be in recordable form based on the local law requirements and shall be in form and substance reasonably satisfactory to Buyer. Buyer assumes responsibility for and will bear the expenses of recording the Intellectual Property Assignments in all jurisdictions. Following the First Closing, and subject to the foregoing and to Seller's obligation under SECTION 7.7, Seller shall have no obligation or responsibility for maintaining or prosecuting any Intellectual Property assets assigned to Buyer hereunder. Seller shall use commercially reasonable efforts to forward all emails, telephone calls and facsimiles relating to Seller's Business to Buyer. All physical records relating to Seller's Business and included in the Purchased Assets have been or, following the First Closing Date, will promptly be delivered to Buyer.

         7.6 REMOVAL OF PROPERTY. Buyer shall, at its expense, within seven (7) days after the Second Closing, package and remove the Additional Assets from Seller's Warehouse. Buyer and Seller hereby acknowledge and agree that (i) Seller shall not be responsible for any loss or damage to any of the Additional Assets after the Second Closing, and (ii) Seller is not and shall not be required to obtain or maintain any insurance with respect to the Additional Assets.

         7.7 FURTHER ASSURANCES.

                  (a) On the First Closing Date Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Initial Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Initial Assets. On the Second Closing Date Seller shall
(i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Additional Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Additional Assets. From time to time following the First Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Initial Assets. From time to time following the Second Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Additional Assets. In this regard, each party agrees to keep reasonably available and notify the other of the name and business location of an officer authorized to provide such assistance and to execute such documents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

                  (b) Such further assurances shall also include, as to Buyer, assistance to Seller in the collection of its retained accounts receivable, and as to Seller, assistance to Buyer in the transfer of Selected Inventory included in the Additional Assets to Buyer's possession and control, and the transfer to Buyer of Seller's supplier and customer relationships. All such assistance shall be at no out-of-pocket cost to the party providing the same.

                  (c) It is understood by Seller and Buyer that, pursuant hereto, Seller is retaining accounts receivable and will collect the proceeds of sales before the Second Closing Date and that Buyer is entitled to collect the proceeds of sales on and after the Second Closing Date.

         7.8 NONCOMPETITION.

                  (a) Seller covenants that during the Restricted Period (as defined below), neither GSI Commerce, Inc. nor any majority-owned subsidiary of GSI Commerce, Inc., including Seller, shall acquire (i) any of the outstanding stock of any of the entities set forth on SCHEDULE 7.8, or (ii) all or substantially all of the assets of any of the entities set forth on SCHEDULE
7.8. Notwithstanding the foregoing, neither GSI Commerce, Inc. nor any majority-owned subsidiary of GSI Commerce, Inc. shall be prohibited from acquiring any of the outstanding stock of a Person which, at the time of such acquisition, owns any of the outstanding stock of any of the entities set forth on SCHEDULE 7.8. For purposes of this Agreement, "RESTRICTED PERIOD" shall mean the period of time commencing on the date hereof and ending on the earlier of
(i) the three (3) year anniversary of the date hereof, and (ii) the date on which any Person (A) acquires all or substantially all of the assets of GSI Commerce, Inc., or (B) becomes the beneficial owner (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934) of 50% or more of the outstanding stock of GSI Commerce, Inc.

                  (b) During the period of time commencing on the date hereof and ending on the date which Seller transfers the shares of Odimo Preferred Stock issued to Seller hereunder to any other Person, other than to an Affiliate of Seller, Buyer covenants that neither Buyer's Parent nor any majority-owned subsidiary of Buyer's Parent, including Buyer, shall provide Outsourcing Services (as defined below) for any Person, other than Affiliates of Buyer's Parent. For purposes of this Agreement, "OUTSOURCING SERVICES" shall mean customer service, fulfillment and/or website development, hosting or operation services.

         7.9 RETURNS. Buyer shall purchase from Seller any and all non-defective Selected Inventory sold by Seller prior to the Second Closing Date which is returned to Buyer after the Second Closing Date. Seller shall be responsible for crediting customers for any Selected Inventory sold by Seller prior to the Second Closing Date which is returned after the Second Closing Date. The purchase price for such returned Selected Inventory shall be equal to the product of (A) Seller's actual cost for each item of Selected Inventory, including applicable transportation fees to Seller's Warehouse, and (B) the Assigned Value Percentages set forth on SCHEDULE 2.1(B) applicable to the category of Selected Inventory for each such item of Selected Inventory. Buyer shall pay Seller for such returned Selected Inventory within five (5) business days after delivery of each such item of Selected Inventory.

                                   ARTICLE 8.
                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by Buyer Group Members in connection with or arising from, and shall defend each Buyer Group Member against, any claims arising out of or resulting from:

                  (a) any breach by Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

                  (b) any failure of Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

                  (c) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement;

                  (d) the failure of Seller to perform or discharge any Excluded Liability, or

                  (e) any failure by Seller to comply with its obligations under any provisions of the bulk sales laws (as set forth in the Uniform Commercial
Code) or similar laws of any jurisdiction which are applicable to Seller in connection with this Agreement or the transactions contemplated hereby.

PROVIDED, HOWEVER, that Seller shall be required to indemnify and hold harmless Buyer Group Members under this SECTION 8.1 with respect to Losses and Expenses incurred by Buyer Group Members only if the aggregate amount of such Losses and Expenses on a cumulative basis exceeds $25,000, and then only to the extent of such excess. Except with respect to liability resulting from Seller's breach of any warranty or inaccuracy of any representation set forth in SECTION 5.5 or Seller's breach of any obligation set forth in SECTION 7.8(A) of this Agreement, Seller's maximum aggregate liability under clauses (a), (b), (c) and (e) of this
SECTION 8.1 shall at no time exceed an amount equal to $1,000,000. Seller's maximum aggregate liability resulting from Seller's breach of any obligation set forth in SECTION 7.8(A) of this Agreement shall at no time exceed an amount equal to the then current principal balance under the Promissory Note; provided, however, that if Buyer has failed to make any principal payments under the Promissory Note when due, then Seller's maximum aggregate liability resulting from Seller's breach of any obligation set forth in SECTION 7.8(A) of this Agreement shall be limited to an amount equal to what the principal balance under the Promissory Note would have been if Buyer had made all principal payments under the Promissory Note when due.

         8.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by Seller Group Members in connection with or arising from, and shall defend each Seller Group Member against, any claims which, if true, would constitute:

                  (a) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

                  (b) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

                  (c) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement;

                  (d) any Loss or Expense arising by reason of Buyer's ownership or use of the Initial Assets after the First Closing Date, which Loss or Expense is not attributable in whole or part to the failure of Seller to pay, perform or discharge any Excluded Liability; or

                  (e) any Loss or Expense arising by reason of Buyer's ownership or use of the Additional Assets after the Second Closing Date, which Loss or Expense is not attributable in whole or part to the failure of Seller to pay, perform or discharge any Excluded Liability.

PROVIDED, HOWEVER, that Buyer shall be required to indemnify and hold harmless Seller Group Members under clauses (a), (b) and (c) of this SECTION 8.2 with respect to Losses and Expenses incurred by Seller only if the aggregate amount of such Losses and Expenses on a cumulative basis exceeds $25,000, and then only to the extent of such excess. For the sake of clarification, Buyer's obligation to indemnify Seller against all Assumed Liabilities shall in no way be limited in amount by virtue of the foregoing proviso.

         8.3 NOTICE OF CLAIMS.

                  (a) Any Buyer Group Member or Seller Group Member (the "INDEMNIFIED PARTY") seeking indemnification hereunder with respect to a Claim, or with respect to a Loss or Expense, shall give to the party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the Claim or the facts giving rise to the Loss or Expense or other entitlement for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Loss or Expense, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such right to indemnification is based; PROVIDED, HOWEVER, that a Claim Notice in respect of any Claim as to which indemnification will be sought shall be given promptly after any action or suit is commenced; PROVIDED FURTHER that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                  (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE 8 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final, binding and non-appealable order of a court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

         8.4 THIRD PERSON CLAIMS. The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof as provided herein, and in any such case, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; PROVIDED, HOWEVER, that the Indemnified Party may participate (but not control), through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit. The Indemnified Party shall not have the right to settle or compromise any such Claim without the Indemnitor's prior written consent. The Indemnitor shall not settle or compromise any such Claim without the Indemnified Party's prior written consent unless Indemnitor obtains a complete and unconditional release of the Indemnified Party in connection therewith; provided that if the Indemnified Party withholds its consent to any monetary settlement that is acceptable to the Indemnitor, then (a) the Indemnitor's liability with respect to such Claim shall be limited to such monetary amount and (b) the Indemnified Party shall be responsible for any additional costs reasonably incurred by the Indemnitor in connection therewith.

         8.5 DUTY TO MITIGATE.

                  (a) Buyer agrees at all times to use its reasonable efforts to minimize, in a commercially reasonable manner, the cost to Seller of the obligation to indemnify Buyer (and the Buyer Group Members) for any damages in accordance with the terms and conditions of SECTION 8.1.

                  (b) Seller agrees at all times to use its reasonable efforts to minimize, in a commercially reasonable manner, the cost to Buyer of the obligation to indemnify Seller (and the Seller Group Members) for any damages in accordance with the terms and conditions of SECTION 8.2.

                  (c) The rights of Seller, Seller Group Members, Buyer and Buyer Group Members under this ARTICLE 8 shall be the exclusive remedy of Seller, Seller Group Members, Buyer and Buyer Group Members with respect to any breach or alleged breach by Buyer or Seller of this Agreement.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in ARTICLES 5 and 6 shall survive the First Closing Date and the Second Closing Date. No claim shall be made for the breach of any representation or warranty contained in ARTICLE 5 or 6 or under any certificate delivered with respect thereto under this Agreement or for any other breach or alleged breach of this Agreement after eighteen (18) months from the First Closing Date, unless such claim is made in writing prior to such date, except for Seller's failure to perform or discharge any Excluded Liability or for Buyer's failure to perform or discharge any Assumed Liability, for Buyer's ownership or use of the Initial Assets after the First Closing Date or for Buyer's ownership or use of the Additional Assets after the Second Closing Date.

         9.2 CONFIDENTIAL NATURE OF INFORMATION. Each of Buyer and Seller hereby acknowledge and agree that they are and shall remain bound by the terms of the Confidentiality Agreement, to the same extent as their respective Affiliate which is a party to such Confidentiality Agreement and agree to comply with the agreements and restrictions contained therein.

         9.3 NO PUBLIC ANNOUNCEMENT. Neither party shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED, HOWEVER, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Securities and Exchange Commission disclosure obligations.

         9.4 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile, registered or certified mail or private courier addressed as follows:

                  If to Buyer:

                           Odimo Acquisition Corp.
                           1400 N.W. 4th Street
                           Sunrise, FL 33325
                           Attention: CEO
                           (954) 835-2233 x1236 (direct dial)
                           (954) 835-2236 (facsimile)

                  With a copy to:

                           Berman Rennert Vogel & Mandler, P.A.
                           35th FloorBank of America Tower
                           100 S.W. 2nd Street
                           Miami, FL  33131
                           Attention: Charles J. Rennert
                           (305) 577-4171 (direct dial)
                           (305) 347-6463 (facsimile)

                  If to Seller:

                           Ashford.com, Inc.
                           1075 First Avenue
                           King of Prussia, PA 19406
                           Attention: General Counsel
                           (610) 265-3229 (direct dial)
                           (610) 265-1730 (facsimile)




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

                  With a copy to:

                           Blank Rome Comisky & McCauley LLP
                           One Logan Square
                           Philadelphia, PA 19103
                           Attention: Francis E. Dehel
                           (215) 569-5532 (direct dial)
                           (215) 569-5628 (facsimile)

or to such other address as such party may indicate by a notice delivered to the other party hereto.

         9.5 SUCCESSORS AND ASSIGNS.

                  (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Second Closing without the written consent of the other. Following the Second Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this SECTION 9.5 any right, remedy or claim under or by reason of this Agreement.

         9.6 ACCESS TO RECORDS AFTER CLOSINGS.

                  (a) For a period of three (3) years after the Second Closing Date, Seller and its representatives shall have reasonable access to all of the books and records relating to the Purchased Assets transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by Seller's Business prior to the Second Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this
SECTION 9.6(A). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

                  (b) For a period of three (3) years after the Second Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Purchased Assets which Seller or any of its Affiliates may retain after the Second Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this SECTION 9.6(B). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

         9.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior oral or written communications, agreements, understandings or letters of intent and all contemporaneous oral communications, agreements or understandings between or among any of the parties hereto; PROVIDED, HOWEVER, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

         9.8 INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         9.9 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         9.10 EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

         9.11 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.



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

         9.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

         9.13 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware and all actions relating to the enforcement or interpretation of this Agreement shall be resolved exclusively before the state or federal courts in the State of Delaware. The parties hereto irrevocably consent to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with the notice provisions herein.

         9.14 COST OF LITIGATION. The prevailing party in any legal action or proceeding arising out of or relating to this Agreement shall be entitled to an award of its reasonable legal expenses in connection therewith.

         9.15 CONSTRUCTION. For all purposes of this Agreement, all defined terms include the plural as well as the singular; all accounting terms, unless the context clearly indicates otherwise, have the meanings assigned to them in accordance with generally accepted accounting principles in effect in the United States of America on the date hereof; the term "including" shall mean "including without limitation"; all references to a contract, agreement or instrument herein shall mean such contract, agreement or instrument and all exhibits, schedules and other attachments thereto, as any such contract, agreement or instrument may be amended, supplemented or otherwise modified from time to time in a manner that does not violate the provisions of this Agreement; the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision; all references to any article, section or other subdivision refer, unless otherwise indicated, to the corresponding article, section or other subdivision of this Agreement.

                                      * * *




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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:                                     SELLER:



ODIMO ACQUISITION CORP.,                   ASHFORD.COM, INC.,
a Delaware corporation                     a Delaware corporation


By: /s/ Alan Lipton                        By: /s/ Michael Rubin
    -------------------------------            ---------------------------------
    Name:  Alan Lipton                         Name:  Michael Rubin
    Title: President                           Title: President









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